Assignment of Rights

Stockbridge Inc. (the "**Assignor**") in consideration of the sum of 10,000,000 shares (see "**Schedule 1**" attached) of Evolution Blockchain Group Inc. the receipt and sufficiency of which is hereby acknowledged, do hereby sell, assign, transfer, convey and set over to Evolution Blockchain Group (the "**Assignee**"), whose registered and records office is 100, 2419 Centre Street NW, Calgary, AB, T2E2T8, all of the Assignor's sole and exclusive right, title and interest in and to the copyright, trademarks, and all other intellectual property and proprietary rights throughout the world and all results and proceeds of Assignor's work on the development and creation of the ideas, concepts, proposals, designs, computer code, and other materials (collectively the "**Works**") for the businesses, technologies, and products now known as Drivecoin, Drive-coin and Drive-coin.com created by the Assignor. Without limiting the foregoing, this grant and assignment of rights includes all: (i) rights, interests, choses in action; (ii) business and strategic plans, business summaries, business procedures and processes, business and financial forecasts and reports, prospective product offerings, pricing policies and methods, vendor and business partner identities, purchasing methods and information, operational material and manuals, financial data, accounting information and systems, customer lists, customer profiles and purchase preferences, marketing plans, market analysis reports, sales data, marketing forecasts, licensing procedures, leasing information, technical and engineering data, drawings, models, software products, source code, algorithms, object and load modules, content, formulas, design specifications, progress and development reports, coding sheets, flow charts, employee information, corporate information, and phone lists; (iii) trademarks, service marks, copyrights, patents, design patents, utility patent, and similar rights throughout the world, whether registered or unregistered, and all applications, registrations, renewals and extensions thereof.

To the extent that the Assignor may be entitled, now or in the future, to any so-called "moral rights of authors" or analogous rights pursuant to the *Copyright Act* (Canada), or otherwise, the Assignor hereby waives and relinquishes all such rights in and to the Work in favor of the Assignee and its assignees and licenses to the fullest extent permitted by law.

Assignor hereby warrants and represents that it has not sold, assigned, hypothecated, encumbered or otherwise transferred (or entered into an agreement to do any of the foregoing) the rights being assigned hereunder to Assignee, and that Assignor has the full right, power and authority to make the within Assignment.

Assignor shall not use information related to the Works for any purpose whatsoever without the express prior consent of the Assignee and shall perpetually maintain the confidentiality of such information to the extent it is not known to the general public.

Assignor agrees to indemnify, defend and hold Assignee harmless from any liability (including reasonable legal fees) resulting from the breach or inaccuracy of the foregoing representation and agrees to defend Assignee's title and interest to the rights assigned herein.

Executed this 20th day of March 2018.

Stockbridge Inc.	Evolution Blockchain Group Inc.
(Assignor)	(Assignee)

Schedule 1

Stockbridge Inc. authorizes the share distribution for Assignment of Rights as follows:

DriveCoin Share Issuance				
Name	Address	Phone Number	e-mail address	Shares to be issued
Nexium Financial Inc.	100, 2419 Centre Street NW. Calgary, AB, T2E2T8	(403) 605-9429	rahim101@shaw.ca	6,000,000
Marc Buchmann	13 - 3120 Rutherford Road, Suite #355, Vaughan, ON, L4K 0B2	(647) 678-7070	mbuchmann5000@gmail.com	3,000,000
Thomas Richardson	7812 165th Street CT. E. Puyallup, WA, 98375	(253)200-5223	thomarichardson@gmail.com	1,000,000
Total				10,000,000

Stockbridge Inc.

Authorized Signatory